Exhibit 21

Subsidiaries of Registrant

(all 100% owned)

Name of Subsidiary	Jurisdiction of Incorporation

Collateral Finance Corporation	Delaware
A-Mark Trading AG	Austria
Transcontinental Depository Services, L.L.C.	Delaware